Exhibit 10.1
MINING LEASE

MINING LEASE

This MINING LEASE ("Agreement") is hereby made and entered into as of the 27th day of May, 2004 (the "Effective Date") by and between: NEVADA NORTH RESOURCES (U.S.A.), INC., hereinafter called "Lessor", and MIRANDA U.S.A., INC., a Nevada corporation hereinafter called "Lessee or Miranda". Lessor and Lessee agree that their previous agreement, which encompassed four properties (Red Hill, CONO, BPV and Coal Canyon), shall be terminated, and superceded by this Agreement, which covers the Coal Canyon property separately, and three similar agreements covering the other three properties separately.

Accordingly, Lessor and Lessee covenant and mutually promise as set forth below.

WITNESSETH:

In consideration of the mutual promises and covenants set forth herein, Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessee and Lessor (sometimes referred to hereinafter as a "Party" or collectively as the "Parties") agree as follows:

I. Grant of Lease

1.1 Grant of Lease.

Lessor hereby grants and conveys unto Lessee, its successors and assigns, subject to Section 5.1 below, an exclusive lease unto the Property on the terms and conditions set forth in this agreement. As used in this Agreement, the term "Property" means Lessor's entire interest in the Coal Canyon property described in Exhibit A, attached hereto and made a part hereof, together with all minerals, mineral substances, mineral rights, water rights and all surface, access, and other rights associated with or appurtenant to such Property.

1.2 Term.

The initial term of this Agreement shall be twenty (20) years from the Effective Date, unless sooner terminated according to the provisions of this Agreement. This Agreement shall remain in effect after the initial term for so long as mining, processing, construction of mine facilities, development of ore reserves or exploration activities ("Mining Related Activities") continue on the Property or other adjacent or contiguous properties owned or controlled by Lessee while this agreement remains in effect It shall not be required that Mining Related Activities be continuous in order for this Agreement to be extended beyond the initial term hereof.

Minimum term. Miranda commits to a two (2) year option on the property made up of the initial payment and the first year anniversary payments.

1.3 Grant of Rights.

During the term of this Agreement, Lessor grants to Lessee the following exclusive rights:

(a) the right of entry;

(b) by whatever method is now known or subsequently developed, to survey, explore, prospect, sample, drill, develop, mine (including without limitation by surface, open pit, underground, solution or any other method whatsoever), cross-mine, stockpile, remove, transport, leach, concentrate, mill, smelt, beneficiate, process, treat, ship, market and sell all minerals, whether extracted or removed from the Property or other properties;

(c) to construct, use, maintain, repair, replace and relocate buildings, roads, pipelines, ore bins, shafts, declines, inclines, tunnels, drifts, adits, open pits, openings, haulage ways, mine workings, leach pads, mineral treatment facilities, tailings ponds, waste dumps, ore stockpiles, reservoirs, power and communication lines and any other structures, facilities or improvements of any kind or description whatsoever;

(d) to use the Property for the storage or permanent disposal of minerals, overburden, waste, tailings, water or other by-products of materials produced from the Property or from other properties;

(e) to use all easements, rights-of-way and means of access for ingress and egress to, from, across and through the Property;

(f) to take, develop, or use water, whether surface, underground, or artesian, by any lawful taking or development, without restriction as to the place or places of Lessee's use of the waters;

(g) to extract, process, test, remove and dispose of any minerals and mineral substances for testing purposes (including, without limitation, for bulk samples) without payment of any Production Royalty or other additional consideration whatsoever to Lessor, provided that Lessee shall pay Production Royalty on any such minerals removed from the Property for testing purposes for which it receives actual sales revenues;

(h) to use the Property for all of the purposes stated in this Section 1.3 in connection with or in furtherance of Lessee's activities on other properties; and

(i) to exercise all other rights that are incidental to or customarily associated with any or all of the rights granted expressly or implicitly to Lessee in this Agreement.

II. Payments to Lessor

2.1 Advance Minimum Royalties.

Advance royalties as used herein means the amount required to be paid by Lessee to Lessor, as set forth below, to provide for a specific minimum payment in such periods. During the term of this Agreement, Lessee shall pay to Lessor advance minimum royalties ("Advance Royalties") as follows:

Upon exercise of this Lease: (already paid) $6,250

On or before the first anniversary of the Effective Date $6,250

On or before the second anniversary of the Effective Date $6,250

On or before the third anniversary of the Effective Date $10,000

On or before the fourth anniversary of the Effective Date $10,000

On or before the fifth anniversary of the Effective Date $12,500

On or before the sixth anniversary of the Effective Date $15,000

On or before the seventh anniversary of the Effective Date $30,000

On or before the eighth anniversary of the Effective Date $30,000

On or before the ninth anniversary of the Effective Date $40,000

On or before the tenth anniversary of the Effective Date $40,000

On or before each subsequent anniversary of the Effective Date $50,000*

*Beginning on the eleventh anniversary of the Agreement, the Advance Royalty of $50,000 shall be adjusted for inflation increases according to the United States Department of Labor Consumer Price Index. The beginning index shall be the index published for April 2015. However, in no case will the Advance Royalty drop below the Advance Royalty base amount of $50,000. Advance Royalties shall be paid on or before the date due. Advance Royalties paid hereunder shall be credited against and fully recoupable from any and all Production Royalty that may accrue under Section 2.2, regardless of whether such Production Royalty accrues or is made in the same or any subsequent year to the year of payment of the Advance Royalties.

2.2 Production Royalty.

(a) Percentage and Calculation. Subject to applicable credits and adjustments, Lessee, in accordance with its usual practice, shall pay to Lessor a production royalty (the "Production Royalty") equal to the applicable percentage of Net Value as defined, calculated and paid as set forth in Exhibit B, attached hereto and by this reference made a part hereof.

Said percentages shall be as follows:

Gold Price Royalty Percentage

$275 or less per ounce 2.5%

$275.01 to $375 per ounce 3.0%

$375.01 to $475 per ounce 4.0%

$475.01 or greater 5.0%

(b) Option to Reduce Production Royalty. At any time during the term of this Lease and as to all Production Royalty payments not yet paid, Lessee shall have the right to reduce the Production Royalty by purchasing a portion of the Lessor's Production Royalty such that the Lessor retains a minimum 2% Production Royalty. The purchase price of the Production Royalty shall be $1,000,000 US for each 1% Production Royalty, $500,000 for each 0.5% Production Royalty, and $250,000 for each 0.25% Production Royalty. Such a Production Royalty buy down may take place all at one time or piecemeal.

The right to purchase the said Production Royalty interest shall be exercised by Lessee providing the Lessor with notice of the purchase accompanied by payment in full for the amount of the Production Royalty interest being purchased.

If only a portion of the Production Royalty is purchased, then in the event of changes in the gold price the Lessor shall retain the remaining unpurchased Production Royalty percentage points on the sliding scale Production Royalty, as outlined in Section 2.2(a) herein.

Example: Gold is selling at $370.00 an ounce. Lessee purchases 1.0% of the

Production Royalty for 1 million dollars reducing the Production Royalty from 3.0% to 2.0%. Later Gold rises to $500 an ounce and the effective Production Royalty becomes 4.0%. Gold then falls to $250.00 an ounce. The effective Production Royalty would be 2.0% not 1.5%.

(c) Disputes. Lessor shall be deemed to have waived any right it may have had to dispute any payment of Production Royalty unless Lessor notifies Lessee in writing of such dispute within six (6) months after the date of Lessee's payment, providing reasonable detail as to the nature of the dispute.

III. OPERATIONS

3.1 No Implied Covenants.

Lessee does not make, and the Advance Royalties and other obligations of Lessee under this Agreement exclude and negate, any express or implied covenant or duty of Lessee to conduct any activity upon or for the benefit of the Property, including without limitation any activities related to the exploration, development or mining of the Property. Whether or not any such exploration, development, mining or other activities shall at any time (including, without limitation, during the primary term or any extended term of this Agreement) be conducted and the location, manner, method, extent, rate and timing of such activities (if any) shall be determined within the sole and absolute discretion of Lessee.

3.2 Compliance with Law: Reclamation.

In connection with its activities upon the Property, Lessee shall endeavor in good faith to comply with applicable provisions of Federal, State and local laws and regulations. Upon expiration or termination of this Agreement, Lessee shall reclaim all portions of the Property disturbed by its operations (i.e., to the extent and only to the extent of Lessee's disturbance) in accordance with all applicable governmental laws, regulations and orders. Lessee shall have the right, without payment of any additional consideration to Lessor, to enter upon the Property subsequent to termination of this Agreement for purposes of performing such reclamation work.

3.3 Permits and Approvals.

Lessor understands that Lessee may make efforts to obtain permits, licenses, rights, approvals or authorizations from governmental or private persons or entities in connection with the exercise by Lessee of its rights under this Agreement. Upon request by Lessee, Lessor shall assist and cooperate fully with Lessee in any such endeavor, including, without limitation, the execution of pertinent documents and the making of verbal endorsements for Lessee's related activities.

3.4 Liens.

Lessee shall keep the title to the Property free and clear of all mechanic's and supplier's liens resulting from its operations under this Agreement. Lessee may refuse, however, to pay any claims asserted against it which Lessee disputes in good faith. Lessee may contest any suit commenced to enforce such a claim, but under no circumstances shall Lessee allow the Property or any portion thereof to be sold as a result of foreclosure of such a lien.

3.5 Indemnity.

Each Party covenants and agrees to indemnify the other from and against any and all liability, claims, damages (including attorneys' fees) and causes of action for injury to or death of persons, and damage to or loss or destruction of property and environmental liabilities resulting from the indemnifying Party' s use or occupancy of the Property or its operations hereunder.

3.6 Commingling.

Lessee shall have the right to commingle minerals produced from the Property ("Subject Ore") with minerals produced from other tracts ("Other Ore") for any purposes whatsoever, including, without limitation, processing or conversion to another product. In the event that Lessee commingles Subject Ore with Other Ore pursuant to this Section 3.6, Lessee shall perform sufficient sampling, weighing and assaying, in accordance with standards and practices generally accepted or employed within the industry, to determine the grades and quantities of minerals removed and sold from the Property. Without limiting the foregoing, in the event that Lessee commingles Subject Ore with Other Ore then, for purposes of determining Production Royalty payable to Lessor, the percentages of valuable minerals ultimately recovered from the commingled ore (i.e., from the commingled Subject Ore and Other Ore as a whole) shall conclusively be deemed applicable to the Subject Ore included therein. Lessor has the right, at its own expense, to take independent samples of commingled ores, upon reasonable advance notice to Lessee and in a manner that will not interrupt Lessee's operations.

3.7 Taxes, Cooperation and Maintenance Payments.

(a) Taxes. Lessor shall promptly pay when due all ad valorem and real property taxes and assessments levied upon, assessed against or relating to the Property, provided, however, that Lessee shall reimburse Lessor for any increases in or advance payments of such real property taxes or assessments that are attributable to any enhancement in the value of the Property resulting from Lessee's activities under this Agreement, including, without limitation, deferred agricultural property taxes. Each of Lessee and Lessor shall be responsible for all taxes and assessments levied or assessed upon or against their respective personal property located on or about the Property. Each of Lessee and Lessor shall be responsible for payment of income taxes on their own respective incomes. If Lessor fails to timely pay such taxes, Lessee shall have the right, but not the duty, to pay such taxes on Lessor's behalf and deduct such amounts from any amounts due Lessor hereunder.

(b) Cooperation. Lessor shall promptly furnish to Lessee all bills, demands, notices, assessments or statements received by Lessor which relate to any tax, assessment or fee for which Lessee is responsible, in whole or in part, pursuant to this Section 3.7 Each Party shall provide the other Party with copies of all checks and other documentation evidencing the timely payment of all taxes, assessments and fees for which it is responsible pursuant to Section 3.7(a).

(c) Maintenance Payments. Lessee shall pay those federal claim maintenance fees due on the Property by September 1, 2004 and any associated county recordation fees. For each year this Agreement remains in effect past June 1 of the then current year, Lessee shall timely and properly pay federal maintenance fees and county recordation fees pertaining to the Property leased hereunder to Lessee.

IV. Title

4.1 Provision of Information.

Upon request by Lessee, Lessor shall furnish to Lessee copies of all information in its possession or under its control relating to title to or description of the Property, including without limitation copies of all abstracts, certificates of title, title insurance policies, commitments for title insurance, title reports, memorandum or opinions of counsel, prior deeds, contracts, maps, surveys and documents filed with any local, state or federal governmental agency. Lessee shall promptly reimburse Lessor for the costs of such copies. Upon execution of this Agreement, Lessor shall provide to Lessee any and all information in its possession or under its control regarding any existing or past industrial, milling, manufacturing, waste storage, exploration, development, mining, processing or beneficiating use of the Property. Pursuant to this Section 4.1, Lessor shall only be obligated to provide to Lessee information that is in its possession or under its control and Lessor shall not be obligated to obtain or provide any other information or documents.

4.2 Representations.

Lessor represents to Lessee that to the best of Lessor's knowledge and belief, as of the Effective Date and as of the date of execution of this Agreement that:

(a) Subject to the paramount title of the United States, Lessor is the sole legal and equitable owner of a one hundred percent (100%) undivided ownership interest in those unpatented lode mining claims described as Property herein, without limitation or restriction whatsoever;

(b) The Property is free and clear of all leases, liens, encumbrances, adverse claims, burdens on production and royalty interests;

(c) Any and all taxes and assessments that have been levied or assessed against or upon the Property that are due and owing have been paid;

(d) Lessor (and the individual who is executing this Agreement on Lessor's behalf) has the full right, power and authority to execute and enter into this Agreement and such execution and performance shall not violate any contract or other obligation of Lessor;

(e) Lessee shall have the quiet and peaceful possession and enjoyment of the Property, and, upon request by Lessee, Lessor shall defend title to the Property, and Lessee's quiet and peaceful possession and enjoyment thereof against any and all persons or entities who may claim any right, title or interest in or to the Property or any portion thereof;

(f) There is and has been no violation of any applicable federal, state or local law or regulation, including, without limitation, those concerning zoning, land use or environmental protection, with respect to the Property or activities relating thereto;

(g) No actions, claims or proceedings have been brought, asserted or threatened concerning the ownership or right to possession of the Property or any portion thereof or otherwise concerning the Property or activities relating thereto; and

(h) All unpatented mining claims included in the Property have been properly staked according to industry standards and maintained and are validly existing in accordance with applicable law.

4.3 Indemnity.

In the event that any of Lessor's representations set forth in Section 4.2 is less than represented, Lessor shall indemnify and hold Lessee harmless from and against any and all damage, liability, obligation, claim, demand, judgment, action, cost, loss and expense, including, without limitation, reasonable attorneys' fees arising directly or indirectly as a result of said misrepresentation.

4.4 Title Curative Measures.

(a) Title Defects. If title to any part of the Property is defective or less than as represented in Section 4.2, Lessee shall have the right, but not the obligation, to undertake to cure any such defects or to defend or to initiate litigation to perfect, defend or cure title to the Property, but only after Lessor has been offered the opportunity to take any necessary curative measures.

(b) Crediting of Costs. Lessee shall have the right to credit against any and all payments to Lessor under this Agreement ("Payments"), including without limitation Advance Royalties, Production Royalty and all costs and expenses incurred by Lessee at Lessor's request in connection with any action to cure, defend or perfect title pursuant to Section 4.4(a). Such costs and expenses may include, without limitation, those relating to title research, court costs, surveying and attorneys' fees.

(c) Redemption. Lessee, at its option, shall have the right to pay o_, discharge or redeem, in whole or in part, any or all mortgages, liens, encumbrances or unpaid taxes on, against or affecting the Property. If Lessee pays any such mortgage, lien, encumbrance or unpaid taxes created or caused by Lessor, Lessee shall be subrogated to the rights of the holder thereof and shall have the right to retain and repay itself from any or all Payments to Lessor hereunder.

(d) Liability. Lessee at any time may withdraw from or discontinue any action or activity undertaken or initiated by it to cure, defend or perfect title to the Property pursuant to Section 4.4(a). Lessee shall not be liable to Lessor in any way if Lessee is unsuccessful in, withdraws from or discontinues any such action or activity.

4.5 Additional and After-Acquired Title.

If Lessor now owns or subsequently acquires any further right, title or interest in or to the Property, Lessor shall promptly provide Lessee with written notice thereof and such right, title and interest shall, without payment of additional consideration, be part of the Property subject to all of the terms and conditions of this Agreement.

4.6 Lesser Title.

If Lessor owns less than the entire and undivided estate in those lands described as the Property (including, without limitation, the minerals therein, thereon and thereunder), as warranted in Section 4.2(a), then Lessee shall have the right to reduce all Payments to Lessor, so that such Payments are made to Lessor only in the proportion that Lessor's actual interests bears to the entire undivided interest. Lessee shall be entitled to offset all overpayments or monies erroneously paid to Lessor against any and all subsequent Payments to Lessor.

4.7 Third Party Claims.

In the event that any person or entity (other than Lessor) makes a bona fide claim or asserts or appears to hold any right, title or interest whatsoever in or to the Property (including, without limitation, the minerals therein, thereon or thereunder) production therefrom or this Agreement, then the following shall apply:

(i) Lessee may deposit in a special escrow account any Payments otherwise due Lessor;

(ii) The sum deposited shall remain in the special escrow account until the claim or controversy is resolved or until there has been a final determination by a court or administrative body of competent jurisdiction and all appeals have been exhausted or periods for appeal have expired; and

(iii) Lessee shall have the right to deduct from any Payments to Lessor any amounts that Lessee is required to pay to such third parties or that Lessee reasonably elects to pay to such third parties in satisfaction of their claims.

V. Lessor's Use, Inspections, Records and Confidentiality

5.1 Lessor's Use and Inspections.

Subject to compliance with applicable federal, state and local health and safety laws and regulations, and requirements of Lessee's health and safety program, Lessor shall have the right, upon not less than forty-eight (48) hours prior written notice to Lessee, at a mutually convenient time and during normal business hours, and at the sole risk of Lessor, to inspect the facilities, operations and mine workings of Lessee upon the Property. Lessee shall have the right to accompany Lessor upon any such inspection. Lessor agrees to assume all liability for, and to indemnify, protect and hold harmless Lessee from and against any and all damage, loss, liability, obligation, claim, demand, cost or expense (including attorneys' fees) which it incurs or to which it becomes subject as a result of or arising out of any such inspection or the presence or actions of Lessor (or its agents or invitees) upon the Property, including, without limitation, those relating to death, personal injury or property damage.

5.2 Books and Records.

Lessee shall keep accurate records of all minerals extracted and sold from the Property by Lessee, and of all calculations relative to Production Royalty payments hereunder for not less than two (2) calendar years. Such records may be inspected by Lessor or duly authorized representatives of Lessor once each calendar year at a mutually convenient time, during normal business hours, upon providing to Lessee not less than five (5) days prior written notice. Under no circumstances shall Lessee be obligated to provide access to Lessor to any confidential, interpretive or proprietary data, information or techniques. The indemnification and hold harmless provisions set forth in the last sentence of each of Section 5.1 and Section 5.4 shall also apply to any and all inspections of records pursuant to this Section 5.2.

5.3 Confidentiality.

Lessor agrees that, during the term of this Agreement, Lessor shall treat all information related to or acquired under this Agreement, including, without limitation, any interpretive, proprietary or financial information, as confidential and shall not give, disclose or make available any such information to any third party or to the public without the prior written consent of Lessee, except if such disclosure is required by law or legal process, in which case Lessor shall make its best efforts to notify Lessee so that it may pursue a protective order. Lessor shall not make, disclose or issue any press release, statement or other disclosure, of any type whatsoever, pertaining to the Property, this Agreement or Lessee's operations hereunder, without the express prior written consent of Lessee as to both the form and content thereof, such consent not to be unreasonably withheld.

5.4 Provision of Information.

No later than thirty (30) days after termination, expiration or surrender of this Agreement, Lessee shall provide to Lessor copies of all information and data in its possession or under its control generated by and pertaining directly to Lessee's operations upon the Property pursuant to this Agreement, provided however, that Lessee shall be under no obligation whatsoever to provide Lessor with any proprietary, interpretive or financial information whatsoever. Lessee makes no representations or warranties whatsoever as to the truth, accuracy or completeness of any information that may be provided to Lessor pursuant to this Agreement, provided such information is given in good faith. Lessor shall rely upon such information at its sole risk and shall indemnify, protect and hold harmless Lessee from and against any and all damage, loss, liability, obligation, claim, demand, cost or expense (including attorneys' fees) which it incurs or to which it becomes subject as a result of or arising out of any reliance upon such information by Lessor or by any person or entity obtaining such information directly or indirectly by or through Lessor.

VI. Termination

6.1 By Lessor.

At the election of Lessor, the failure of Lessee to perform any material obligation according to the terms or provisions of this Agreement, which substantially affect the rights of the Lessor under this Agreement, shall constitute an event of default. Upon an event of default, Lessor shall give to Lessee written notice of default, specifying in reasonable detail the particular default or defaults relied on by Lessor. Lessee shall have thirty (30) days after receipt of Lessor's notice in which to contest, cure, or commence to cure (and diligently thereafter proceed to cure) the alleged default or defaults. If Lessee contests that default occurred, it shall so advise Lessor in writing within thirty (30) days after receipt of Lessor's notice. If, within fifteen (15) days after Lessor's receipt of Lessee's notice the Parties have not resolved the dispute by mutual agreement, the issue of default may be submitted to a court of competent jurisdiction, and Lessee shall not be deemed to be in default until the matter shall have been determined finally by the court and all appeals have been waived or exhausted and all periods for appeal have expired. If the judicial process results in a final finding of default, Lessee shall have thirty (30) days thereafter in which to cure or commence to cure (and diligently thereafter proceed to cure) the default. Upon Lessee's failure to cure or commence to cure the default within the time periods allowed above, Lessor may declare, by written notice to Lessee, a termination of this Agreement. Lessor's sole remedy shall be the recovery of actual compensatory damages, including attorney's fees.

6.2 By Lessee.

Lessee shall have the right, at any time and from time to time, to surrender and terminate this Agreement by providing to Lessor written notice of such surrender. The termination shall take effect upon the date notice is given. Upon such termination, Lessee's right, title, interest and obligations with respect to the Property shall terminate, except as provided in this Agreement to the contrary. All Payments which have accrued as of the date of termination shall be payable to Lessor by Lessee. Partial termination of select claims is not allowed without Lessor's written consent.

6.3 Removal of Property.

Lessee shall have the right, but not the obligation, for a period of one (1) year after expiration, surrender, or termination of this Agreement, to enter upon and remove from the Property any or all machinery, equipment, fixtures, buildings, improvements, concentrates, ore, tailings, residue and personal property of every kind and description erected or placed upon or extracted from the Property by Lessee. Any such property not removed by Lessee from the Property within the period allowed for removal shall become the exclusive property of Lessor and Lessee shall have no further right, title, obligation, or interest therein.

VII. Force Majeure

7.1 Force Majeure.

The time for the exercise of rights or the performance of obligations hereunder, including, without limitation, the removal of property pursuant to Section 6.3, and the term of the Lease included herein, shall be extended for a period equal to the period or periods of Force Majeure. Lessee shall use reasonable diligence to remove Force Majeure. The term "Force Majeure" refers to any cause of any kind or nature whatsoever bey ond Lessee's reasonable control that prevents, inhibits or delays Lessee's performance hereunder, including without limitation the following:

(a) law, ordinance, governmental regulations, restraint or court orders;

(b) action or inaction of civil or military authorities;

(c) inability to obtain or delay in obtaining any license, permit or other authorization that may be necessary to any of Lessee's activities hereunder;

(d) unusually severe weather;

(e) mining casualty, unavoidable mill shutdown, damage to or destruction of mine, plant or facility;

(f) fire, explosion, flood, storm or other acts of God;

(g) insurrection, war, riot, labor disputes;

(h) inability after diligent effort to obtain workers, fuel or materials; or delay in transportation.

VIII. Assignment

8.1 Assignment.

Upon providing written notice to the other Party in accordance with Section 9.2, either Party may assign its respective rights and obligations under this Agreement. No such assignment shall in any way enlarge or diminish the rights or obligations of Lessee or Lessor hereunder and the assigning Party shall remain liable for performance of this Agreement in the event that the assignee defaults in its performance hereunder following a written demand and reasonable time to cure such default. A fully-executed Memorandum of Assignment in recordable form shall be provided to the non-assigning Party by the assigning Party.

IX. Payments and Notices

9.1 Payments.

All payments provided for in this Agreement may be made by mailing or delivering company checks of the Lessee to Lessor at the address set forth in Section 9.2. Notwithstanding any provision of this Agreement to the contrary or any assignment pursuant to Section 8.1, under no circumstances shall Lessee be required to make any payment hereunder, except by mailing or delivering one check to a single address. Upon making such payment, Lessee shall be relieved of any and all responsibility for the division or distribution of the amount paid. Payments shall be deemed made upon delivery (in cases of personal delivery of checks) or upon mailing (in cases of mailing of checks by U.S. mail).

9.2 Notices.

Any notice or other instrument required or desired to be given under this Agreement shall be effective only if in writing and served personally or by certified or registered mail (postage prepaid, return receipt requested) on the Parties at the following addresses:

Lessor: Nevada North Resources (U.S.A.) Inc.

501 South 1st Avenue - Suite N

Arcadia, California 91006-3888

Attn: Larie Richardson

Telephone: 626-821-9630

Facsimile: 626-821-9635

Lessee: Miranda U.S.A., Inc.

1140 Homer Street

Suite 306

Vancouver, BC V6B 2X6

Attn: Dennis Higgs

Telephone: 604-689-1659

Facsimile: 604-689-1722

With copy to: Miranda U.S.A., Inc.

5900 Philoree Lane

Reno, Nevada 89511

Attn: Ken Cunningham

Telephone: 775-849-2347

Facsimile: 775-849-2336

Notices shall be deemed given upon delivery (in cases of personal service) or mailing (in cases of notice by U.S. mail) as provided in the preceding sentence. Upon giving notice to Lessor at the address shown above, Lessee shall be deemed to have given notice to all of the individuals and/or entities comprising Lessor, and Lessee shall be relieved of any and all responsibility for further distribution of the notice. Either Party may change its address by giving written notice of the change to the other Party in accordance with the provisions of this Section 9.2. Any notice from Lessor hereunder shall be effective only if executed by each of the individuals and/or entities comprising Lessor.

X. Miscellaneous

10.1 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement shall be or becomes prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

10.2 Binding Effect; Construction and Enforcement.

Subject to the provisions of Section 8.1, all covenants, conditions and terms of this Agreement shall be deemed to run with the land and shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, personal representatives and assigns. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

10.3 Sole Agreement.

This Agreement sets forth the complete, entire and final agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements or understandings, whether written or otherwise. No modification or alteration of this Agreement shall be effective unless in writing and executed by the Parties. No waiver of any right hereunder shall be effective unless in writing and executed by the Party to be bound thereby.

10.4 Legal Advice.

Lessor expressly acknowledges that it has sought (or has had the opportunity to seek) the advise of Lessor's own legal counsel to assist Lessor in negotiating and reviewing this Agreement. Lessor expressly acknowledges that Lessor is not relying on any oral or written statement (not expressly set forth in this Agreement) made by Lessee, its employees or agents regarding any matters pertaining to this Agreement.

10.5 Further Assurances.

Upon request by Lessee, and without cost to Lessee, Lessor agrees to execute and/or furnish Lessee with such additional formal assurances or other written documents, in proper and recordable form, as may be reasonably necessary to carry out the intent, purposes and terms of this Agreement.

10.6 Counterparts.

This Agreement may be executed in counterparts, all of which taken together shall constitute a single and complete contract.

10.7 Rights Not Suspended.

No dispute between the Parties shall result in a suspension of this Agreement or the rights of the Parties hereunder.

10.8 Governing Law.

This Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Nevada.

10.9 Joint and Several Liability.

In the event that either Party is now or in the future comprised of more than one person or entity, then all the liabilities, obligations, duties, covenants, representations and warranties of such Party shall be the joint and several undertakings of each of such persons and entities.

10.10 Set Off.

Lessee shall have the right to set off and deduct from any or all Payments to Lessor hereunder, any and all amounts owed to Lessee by Lessor.

SIGNATURE PAGE

MINING LEASE

BY AND BETWEEN

NEVADA NORTH RESOURCES (U.S.A.), INC.

AND

MIRANDA U.S.A., Inc.

NEVADA NORTH RESOURCES (U.S.A.), INC. MIRANDA U.S.A., Inc.

By:___________________________________ By:____________________________

Title:__________________________________ Title:___________________________

Tax ID No._____________________________

STATE OF )

)

COUNTY OF )

On ________________ , before me, _______________________________________,

personally appeared ____________________________________________________,

proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument the entity on behalf of which he acted, executed the instrument.

WITNESS my hand and official seal.

____________________________________________

Notary Public [Seal]

STATE OF )

)

COUNTY OF )

On ________________ , before me, _______________________________________,

personally appeared ____________________________________________________,

proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument the entity on behalf of which he acted, executed the instrument.

WITNESS my hand and official seal.

____________________________________________

Notary Public [Seal]

EXHIBIT A

TO THAT MINING LEASE

BY AND BETWEEN

NEVADA NORTH RESOURCES (U.S.A.), INC.

AND

MIRANDA U.S.A. Inc.

COAL

The following unpatented lode mining claims:

Claim Name BLM-NMC Loc. Date County Book Page

Coal 1 847957 24-May-03 Eureka 361 279

Coal 2 847958 24-May-03 Eureka 361 280

Coal 3 847959 24-May-03 Eureka 361 281

Coal 4 847960 24-May-03 Eureka 361 282

Coal 5 847961 24-May-03 Eureka 361 283

Coal 6 847962 24-May-03 Eureka 361 284

Coal 7 847963 24-May-03 Eureka 361 285

Coal 8 847964 09-Apr-03 Eureka 361 286

Coal 9 847965 09-Apr-03 Eureka 361 287

Coal 10 847966 09-Apr-03 Eureka 361 288

Coal 11 847967 09-Apr-03 Eureka 361 289

Coal 12 847968 09-Apr-03 Eureka 361 290

Coal 13 847969 09-Apr-03 Eureka 361 291

Coal 14 847970 09-Apr-03 Eureka 361 292

Coal 15 847971 24-May-03 Eureka 361 293

Coal 16 847972 09-Apr-03 Eureka 361 294

Coal 17 847973 09-Apr-03 Eureka 361 295

Coal 18 847974 09-Apr-03 Eureka 361 296

Coal 19 847975 09-Apr-03 Eureka 361 297

Coal 20 847976 09-Apr-03 Eureka 361 298

Coal 21 847977 09-Apr-03 Eureka 361 299

Coal 22 847978 09-Apr-03 Eureka 361 300

Coal 23 847979 08-Apr-03 Eureka 361 301

Coal 24 847980 08-Apr-03 Eureka 361 302

Coal 25 847981 08-Apr-03 Eureka 361 303

Coal 26 847982 08-Apr-03 Eureka 361 304

Coal 27 847983 08-Apr-03 Eureka 361 305

Coal 28 847984 08-Apr-03 Eureka 361 306

Coal 29 847985 08-Apr-03 Eureka 361 307

Coal 30 847986 08-Apr-03 Eureka 361 308

Coal 31 847987 09-Apr-03 Eureka 361 309

Coal 32 847988 09-Apr-03 Eureka 361 310

Coal 33 847989 09-Apr-03 Eureka 361 311

Coal 34 847990 09-Apr-03 Eureka 361 312

Coal 35 847991 08-Apr-03 Eureka 361 313

Coal 36 847992 08-Apr-03 Eureka 361 314

Coal 37 847993 08-Apr-03 Eureka 361 315

Coal 38 847994 08-Apr-03 Eureka 361 316

Coal 39 847995 08-Apr-03 Eureka 361 317

Coal 40 847996 08-Apr-03 Eureka 361 318

Coal 41 847997 08-Apr-03 Eureka 361 319

Coal 42 847998 10-Apr-03 Eureka 361 320

Coal 43 847999 10-Apr-03 Eureka 361 321

Coal 44 848000 11-Apr-03 Eureka 361 322

Coal 45 848001 11-Apr-03 Eureka 361 323

Coal 46 848002 11-Apr-03 Eureka 361 324

Coal 47 848003 11-Apr-03 Eureka 361 325

Coal 48 848004 11-Apr-03 Eureka 361 326

Coal 49 848005 11-Apr-03 Eureka 361 327

Coal 50 848006 11-Apr-03 Eureka 361 328

Coal 51 848007 11-Apr-03 Eureka 361 329

Coal 52 848008 11-Apr-03 Eureka 361 330

Coal 53 848009 11-Apr-03 Eureka 361 331

Coal 54 848010 11-Apr-03 Eureka 361 332

Coal 55 848011 11-Apr-03 Eureka 361 333

Coal 56 848012 11-Apr-03 Eureka 361 334

Coal 57 848013 11-Apr-03 Eureka 361 335

Coal 58 848014 11-Apr-03 Eureka 361 336

Coal 59 848015 11-Apr-03 Eureka 361 337

Coal 60 848016 12-Apr-03 Eureka 361 338

Coal 61 848017 12-Apr-03 Eureka 361 339

Coal 62 848018 12-Apr-03 Eureka 361 340

Coal 63 848019 12-Apr-03 Eureka 361 341

Coal 64 848020 12-Apr-03 Eureka 361 3 42

EXHIBIT B

TO THAT MINING LEASE

BY AND BETWEEN

NEVADA NORTH RESOURCES (U.S.A.), INC.

AND

MIRANDA U.S.A., Inc.

PRODUCTION ROYALTY

1 Production Royalty.

The Production Royalty provided for in Section 2.2 of the Agreement and payable to Lessor shall be based upon: (a) the value of dore produced from ores and minerals mined from the Property, determined at the Property or at such other facility producing such dore, sold or deemed sold, determined by reference to published prices for refined gold and silver and other Precious Metals (as hereinafter defined), and (b) the value of all other Products produced from ores and minerals mined from the Property, determined at the Property or at such other facility producing such Product, sold or deemed sold, determined by reference to published prices for such "Other Products" all as hereinafter provided. It is acknowledged that it will be necessary to process, treat or upgrade Precious Metals or Other Products at a location or locations not on the Property before they are sold or deemed to be sold; and that to determine the value of such Precious Metals or Other Products of the Property or other facility producing dore or Other Products, all costs incurred or deemed to be incurred by Miranda in paying the Production Royalty with respect to the transporting, processing, treatment or upgrading of the Precious Metals or Other Products after they have been processed shall be deducted from the proceeds received or deemed to be received by Miranda as hereinafter set forth.

Miranda shall pay to Lessor a Production Royalty as set forth in Section 2.2 of the Agreement as a percentage of the Net Value (as hereinafter defined) of Precious Metals or Other Products mined, removed and sold (or deemed sold as hereinafter described) from the Property. For purposes of this Agreement, the term "Precious Metals" shall mean gold, silver, platinum and palladium and "Other Products" shall mean all other metallic and nonmetallic minerals of every kind except: (a) Precious Metals and (b) oil, gas, casinghead gas and associated liquid and gaseous hydrocarbon substances. The Production Royalty shall run with the land described as the Property. The Production Royalty shall specifically apply to unpatented lode mining claims that are a part of the Property and to any relocation or amendment thereof, to any patent issued covering such land and to any other right, title or interest acquired by, for, or on behalf of Miranda with respect to such land. The obligation to pay the Production Royalty shall accrue upon and not before: (a) the outturn of refined Precious Metals meeting the requirements of the specified published price and a credit for which is made to Miranda's account (or to a third-party account for the benefit of Miranda) or (b) the sale of unrefined metals, dore, concentrates, ores or Other Products, as hereinafter provided, whichever is sooner.

2 Net Value Definition.

As used herein, "Net Value" means the Gross Value of Precious Metals or Other Products, less all costs, charges and expenses paid or incurred by Miranda after production of dore, or, in the case of Other Products, after production of concentrates, whether at the Property or elsewhere with respect to the transportation, processing, treatment or upgrading of the dore or concentrates such costs, charges and expenses to include, without limitation, the following:

(a) charges for treatment in the smelting and refining processes (including handling, processing, interest and provisional settlement fees, sampling, assaying and representation costs, penalties and other processor deductions);

(b) actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of dore or concentrates from the Property or other facility producing dore or concentrates to the place of additional treatment and to the place of sale;

(c) actual sales and brokerage costs of Precious Metals or Other Products for which the Production Royalty is based on proceeds received by the Lessee as hereinafter provided in Section 3(d) below, and an allowance for reasonable sales and brokerage costs for refined Precious Metals subject to the Production Royalty hereinafter provided in Sections 3(a), (b) and (c) below;

(d) all royalties payable to any governmental agency, and sales, use, severance, net proceeds of mine, ad valorem taxes applicable under state, federal or local law and any other tax or governmental levy or fee on or measured by mineral production from the Property (other than taxes based on income).

3 Gross Value Definition.

"Gross Value" shall have the following meaning:

(a) If Miranda causes refined gold which meets or exceeds generally accepted commercial standards for the sale of refined gold (it being understood that the specifications for refined gold published by the London Metal Exchange presently meet such standards) to be produced from ores and minerals mined from the Property and, if Section 3(d) shall not be applicable, for purposes of determining the Production Royalty, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined, and the Gross Value shall be determined by multiplying Gold Production during the calendar month by the Monthly Average Gold Price. As used in this Agreement, "Gold Production" means the quantity of refined gold in troy ounces outturned to Miranda's pool account (or to a third-party account for the benefit of Miranda) by an independent third-party refinery from ores and minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, "Monthly Average Gold Price" means the average London Bullion Market Association P.M. Gold Fix for a troy ounce of refined gold of a quality that is equal to or less than the quality of refined gold produced from the ores and minerals and meeting the standards applicable to the refined gold for which the Gross Value is to be determined hereunder, calculated by dividing the sum of all such prices reported for the month in question by the number of days for which such prices were reported.

In the event that the London Bullion Market Association P.M. Gold Fix ceases or quotes prices for refined gold of a quality that is greater than the quality of refined gold for which the Gross Value is being determined hereunder, all such references shall be replaced with references to prices of gold of a comparable quality for immediate delivery in the most nearly comparable established market selected by Miranda as such prices are published in "Metals Week" or a similar publication.

(b) If Miranda causes refined silver which meets or exceeds generally accepted commercial standards for the sale of refined silver (it being understood that the specifications for refined silver published by Handy & Harman presently meet such standards) to be produced from ores and minerals mined from the Property and, if Section 3(d) shall not be applicable, for purposes of determining the Production Royalty, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined, and the Gross Value shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price. As used herein, "Silver Production" means the quantity of refined silver in troy ounces outturned to Miranda's pool account (or to a third-party account for the benefit of Miranda) by an independent third-party refinery from ores and minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, "Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harman for a troy ounce of refined silver of a quality that is equal to or less than the quality of refined silver produced from the ores and minerals meeting the standards applicable to the refined silver for which the Gross Value is to be determined hereunder, calculated by dividing the sum of all such prices reported for the calendar month in question by the number of days for which such prices were reported.

In the event that the Handy & Harman quotation ceases or quotes prices for refined silver of a quality that is greater than the quality of refined silver for which the Gross Value is being determined hereunder, all such references shall be replaced with references to prices of silver of a comparable quality for immediate delivery in the most nearly comparable established market selected by Miranda as published in "Metals Week" or a similar publication.

(c) If Miranda causes refined or processed Precious Metals, other than refined gold and refined silver, which meets or exceeds commercial standards for the sale of such Precious Metals, or refined or processed Other Products, to be produced from ores and minerals mined from the Property, and if Section 3(d) shall not be applicable, for purposes of determining the Gross Value of such Precious Metals (other than refined gold and refined silver) or refined or processed Other Products hereunder the same shall be deemed to have been sold at the Monthly Average Price for the same for the month in which it was refined, and the Gross Value shall be determined by multiplying Production of the same during the calendar month by the Monthly Average Price for the same. As used herein, Production means the quantity of such Precious Metals (other than refined gold and refined silver) or refined or processed Other Products in standard commercial units outturned to Miranda's pool account (or to a third-party account for the benefit of Miranda by an independent third-party refinery from ores and minerals mined from the Property on either a provisional or final settlement basis each calendar month. As used herein, "Monthly Average Metal Price" means the price for each such standard commercial unit of such Precious Metals (other than refined gold and refined silver) or refined or processed Other Products for immediate delivery in an established market selected by Miranda as such price is published in "Metals Week" or a similar publication.

(d) In the event Miranda sells raw ores of Precious Metals or Other Products or concentrates or dore produced from such ores and minerals mined from the Property, then the Gross Value shall be calculated as set forth in Section 3(a), (b) and (c), except that Gold Production, Silver Production or other Production shall, in each case, be equal to the amount of gold, silver, other Precious Metals and Other Products contained in such raw ores, concentrates or dore sold in the specified month multiplied by (i) the recovery rate for such gold, silver, other Precious Metals and Other Products contractually determined between Miranda and a third party processor or (ii) if there is not a specifically contracted recovery rate, then by an assumed recovery rate equal to the average actual recovery rate experienced by Miranda from the beneficiation of such ores and minerals for such gold, silver, other Precious Metals and Other Products for the latest calendar quarter ended prior to such month.

In the event that such ores and minerals have not been so beneficiated by Miranda during any such calendar quarter, the recovery rate shall be the actual recovery rate experienced by the purchaser of such ores and minerals determined in good faith by Miranda.

(e) Where outturn of Precious Metals or Other Products is made by an independent third-party refinery on a provisional basis, the Gross Value shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of such Precious Metals or Other Products established by final settlement by such refinery.

4 Forward Sales.

Lessor acknowledges that Miranda shall have the right to market and sell or refrain from selling ores and minerals mined from the Property and Precious Metals and Other Products produced from ores and minerals mined from the Property in any manner it may elect. Accordingly, Gross Value shall be determined as provided in Section 3 above irrespective of any actual selling arrangements entered into by Miranda, specifically including, but not limited to, forward sales, futures trading or commodity options trading, and any other price hedging, price protection and speculative arrangements which may involve the possible delivery of ores and minerals and Precious Metals or Other Products produced from ores and minerals mined from the Property.

5 Processing by Miranda.

Miranda may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt or otherwise process or upgrade the ores and minerals mined from the Property, Precious Metals ores and concentrates or Other Products ores and concentrates produced from ores and minerals mined from the Property prior to sale, transfer or conveyance to any purchaser, user, or consumer. Miranda shall not be liable for any mineral values, including, without limitation, any ores and minerals, Precious Metals or Other Products, lost in any manner or at any time or times except and only to the extent any such losses resulted exclusively from the bad faith or gross negligence of Miranda.

6 Sales to Affiliated Party.

Miranda shall be permitted to sell ores and minerals mined from the Property in the form of raw ore, dore, or concentrates to an Affiliate, provided that such sales shall be considered, solely for the purpose of computing Net Value, to have been sold at prices and on terms no less favorable than those which would be extended to a non-affiliated third party under similar circumstances. Nothing contained herein shall preclude or restrain Miranda in any way or at any time or times from selling or otherwise disposing of ores and minerals, Precious Metals or Other Products mined from the Property to any third party or any Affiliates.

7 Measurement of Products.

All ores and minerals mined from the Property for which a Net Smelter Returns Royalty is payable hereunder shall be weighed or measured and sampled in accordance with sound mining and metallurgical practices, after which Miranda may mix or commingle such ores and minerals, Precious Metals or Other Products mined from the Property with ores or other materials from properties other than the Property.

8 Calculation of Net Value.

Net Value shall be determined on a calendar month basis (except the first month, which shall be calculated based upon Gross Value and costs, charges and expenses incurred with respect to the month in which the Agreement date occurs, pro-rated based upon the number of days remaining in such month as of the Agreement date). Production Royalty shall be paid on the tenth business day following the last day of the calendar quarter in which the same accrued. At the time of payment of Production Royalty, Miranda shall deliver to Lessor a statement showing, in reasonable detail, the quantities and grades of the refined Precious Metals, dore, concentrates, Other Products or ores and minerals produced and sold or deemed to be sold by Miranda in the preceding quarter; the Average Monthly Price determined, as herein provided, for refined Precious Metals and Other Products on which the Production Royalty is due; costs and other deductions; and other pertinent information, in reasonable detail, to explain the calculation of Production Royalty payment with respect to each month in such quarter. Payment to Lessor shall be made in cash or by check, or upon 48 hours prior written notice from Lessor, by wire transfer to the account specified by Lessor in such notice. In the event a Production Royalty payment is not due for any quarter, Miranda shall not be required to provide Lessor with any statement hereunder.

Such quarterly statement shall also list the quantity and quality of any Precious Metals dore in inventory, if any, for more than ninety (90) days. No Production Royalty shall be due with respect to ores and minerals, Precious Metals or Other Products mined from the Property or stockpiles of the same unless and until the same are actually sold or deemed sold as expressly set for the above.

9 Sales.

All Production Royalty payments shall be considered final and in full satisfaction of all obligations of Miranda with respect thereto, unless Lessor gives Miranda written notice describing and setting forth a specific objection to the calculation thereof within ninety (90) days after receipt by Lessor of the quarterly statement herein provided for.

10 Miranda's Duty to Inform.

Miranda shall be under no obligation to provide Lessor with any ore reserve calculations (including, but not limited to, any information that would be required to be included in documents filed with the Securities and Exchange Commission or such other regulatory body regarding ore reserve calculations), mine plans, forecasts or other information relating to its operations other than as expressly set forth in this Agreement.

11 Assignment of Production Royalty.

Subject to the provisions of this Agreement Lessor may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to the Production Royalty; provided, however, that Miranda shall be under no obligation to make its payments hereunder to any such assignee, transferee, pledgee or other third party until Miranda's receipt of written notice concerning the transfer, pledge, mortgage, charge or other encumbrance and provided further that in no event shall Miranda be obligated to deliver payment or notices pursuant to this Agreement to more than one entity or location.

12 No Duty to Mine.

Miranda shall have the sole and exclusive right to determine the timing and the manner of any Mining or production from the Property and all related exploration, development and mining activities. Nothing in this Exhibit or the remainder of this Agreement shall require Miranda to explore, develop, mine or continue operations on the Property or to process ores and minerals from the Property. The mining of ores from any properties not subject to the Production Royalty to the exclusion of ores and minerals that are subject to the Production Royalty shall not violate any provision of this Exhibit or the remainder of this Agreement and there shall not be any express or implied covenant, duty or obligation of Miranda to undertake any exploration, development or mining.